SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2014

INFANTLY AVAILABLE, INC.

(Exact name of Company as specified in its charter)

Nevada	333-178788	33-1222494
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
5694 Mission Center Road, Suite 602-660, San Diego, CA, 92108-4312
(Address of principal executive offices)
Phone: (702) 664-6472
(Company’s Telephone Number) INFANTLY AVAILABLE, INC. 100 Adriana Louise Drive, Woodbridge, Ontario, Canada , L4H 1P7 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

. [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

. [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

. [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

. [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFANTLY AVAILABLE, INC.

Form 8-K

Current Report

Item 5.01 – CHANGES IN CONTROL OF REGISTRANT

On April 25, 2014, J. Christopher Mizer, acquired control of Seven Million One Hundred Twenty Two Thousand Thirty (7,122,030) restricted shares of the Company’s issued and outstanding common stock, representing approximately 97.1% of the Company’s total issued and outstanding common stock, from Danielle Joan Borrie in exchange for $20,000 per the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and between Mr. Mizer and Ms. Borrie.

There are no arrangements or understandings between Ms. Borrie and Mr. Mizer and/or their respective associates with respect to the election of directors or other matters.

The following table sets forth, as of April 25, 2014, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 7,336,030 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:
J. Christopher Mizer	7,122,030	97.1%
All executive officers and directors as a group (1 person)	7,122,030	97.1%
(1) Mr. J. Christopher Mizer acquired these shares on April 25, 2014 in a private transaction from Ms. Danielle Joan Borrie, our former sole officer and director.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

There are no arrangements known to the company, the operation of which may, at a subsequent date, result in a change in control of the company.

Item 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On April 28, 2014, (i) Ms. Danielle Joan Borrie resigned from all positions with the Company, including the sole member of the Company’s Board of Directors and the Company’s President, Chief Executive Officer, Chief Financial Officer, and Treasurer, (ii) Nopporn Sadmai resigned as the Secretary. The resignations of Ms. Borrie and Mr. Sadmai were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 28, 2014, Mr. J. Christopher Mizer was appointed to the Company’s Board of Directors and as the Company’s President, Chief Executive Officer.

On April 28, 2014, Mr. Steve Scholl was appointed to the Company’s Board of Directors and as the Company’s Chief Financial Officer, Treasurer, and Secretary.

The following sets forth biographical information for Mr. J. Christopher Mizer and Mr. Steve Scholl is set forth below:

J. Christopher Mizer. age 47: Mr. Mizer founded Vivaris, Ltd. in 1998 and is currently the President and Chief Executive Officer. Mr. Mizer has over 20 years of corporate finance, investment banking and management experience ranging from being an accountant at Ernst and Young to founding Vivaris, Ltd., a company that invests in and acquires middle-market businesses that are leaders in their market niches.  Mr. Mizer is also, a former Vice President and Officer of the investment banking division of Key Corp., where he focused on merger, acquisition, and financing projects for Fortune 500 clients, private companies and successful entrepreneurs. The Board of Directors believes that Mr. Mizer’s financial and accounting knowledge as well as his business acumen would be a valuable asset to the Company.

Steve Scholl, age 63: Mr. Scholl is, currently the Vice-President of Vivaris, Ltd. In 2007, Mr. Scholl founded, and is currently the president of Dr. Horsepower, Inc., a firm that develops marketing and distribution strategies to introduce consumer products to the retail markets. Previously, Mr. Scholl was a Principal of National Schedule Masters, a software and consulting business focused on the land development and construction industries. While with National Schedule Masters, he built a national sales force and operational processes for entitlement and construction strategies for municipal, military and private-sector clients.

There are no family relationships between the Designees.

Item  8.01 – OTHER EVENTS

On April 28, 2014, Board of Directors of the Company authorized a change of address, the new address is:

Infantly Available, Inc.

5694 Mission Center Road, Suite 602-660,

San Diego, CA, 92108-4312

Item 9.01 – EXHIBITS

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description of Exhibit
17.1	Resignation of Danielle Joan Borrie as an Officer and Director.
17.2	Resignation of Nopporn Sadmai as an Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFANTLY AVAILABLE, INC. Date: May 2, 2014 By: /s/ J. Christopher Mizer J. Christopher Mizer President & CEO